UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2011

APPLE REIT TEN, INC.
(Exact name of registrant as specified in its charter)

Virginia	333-168971	27-3218228
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

          Apple REIT Ten, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01 of Form 8-K.

Item 1.01. Entry into a Material Definitive Agreement.

          On April 12, 2011, we caused one of our indirect wholly-owned subsidiaries (the “purchasing subsidiary”), to enter into a series of purchase contracts for the potential purchase of nine hotels. The table below describes these hotels:

Hotel Location	Franchise	Seller	Number of Rooms	Purchase Price

Knoxville, Tennessee	TownePlace Suites	McKibbon Hotel Group of Knoxville, Tennessee #3, L.P.	98	$9,000,000
Knoxville, Tennessee	SpringHill Suites	MHG-TC, #2, LLC	103	14,500,000
Knoxville, Tennessee	Homewood Suites	MHG-TC, LLC	103	15,000,000
Gainesville, Florida	Hilton Garden Inn	MHG of Gainesville, Florida #3, LLC	104	12,500,000
Fort Myers, Florida	SpringHill Suites	McKibbon Hotel Group of Fort Myers, Florida #2, L.P.	106	9,000,000
Richmond, Virginia	SpringHill Suites	MHG of Richmond, Virginia, LLC	103	11,000,000
Pensacola, Florida	TownePlace Suites	MHG of Pensacola, Florida, LLC	98	11,500,000
Montgomery, Alabama	TownePlace Suites	McKibbon Hotel Group of Montgomery, Alabama, L.P.	95	7,500,000
Mobile, Alabama	Hampton Inn & Suites	MHG of Mobile, Alabama #5, LLC	101	13,000,000

TOTAL			911	$103,000,000

          The sellers are affiliated with each other but do not have any material relationship with us or our subsidiaries, other than through the purchase contracts. The aggregate initial deposits for the hotels listed above totaled $900,000. The initial deposit for each contract is refundable to our purchasing subsidiary if it elects to terminate a purchase contract during the “review period”, which ends on May 27, 2011. In the event our purchasing subsidiary does not elect to terminate any of the purchase contracts during the review period, our purchasing subsidiary is required to make additional deposits in the aggregate amount of $900,000 within three (3) business days after the expiration of the review period. If our purchasing subsidiary terminates the purchase contracts after the review period but before closing, and the termination is not based on the sellers’ failure to satisfy a required condition, the escrow agent will release the deposits to the sellers. If a closing occurs under the purchase contracts, the deposits will be credited toward the purchase price.

          The initial deposits under the purchase contracts were funded by the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the additional deposits and payment of the purchase price under each of the purchase contracts (other than the debt described below) would be funded, if a closing occurs, by the Company’s ongoing offering of Units.

          The purchase contacts also contemplate that our purchasing subsidiary would assume existing loans secured by three of the hotels. The table below describes these loans:

Hotel Location	Franchise	Outstanding Principal Balance (a)	Annual Interest Rate	Maturity Date

Knoxville, Tennessee	TownePlace Suites	$7,460,000	5.45%	December 2015
Knoxville, Tennessee	Homewood Suites	11,550,000	6.30%	October 2016
Montgomery, Alabama	TownePlace Suites	4,110,000	6.65%	March 2013

		$23,120,000

Note:
(a) All loans provide for monthly payments of principal and interst on an amortized basis.

          During the review period, our purchasing subsidiary will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the hotels. Our purchasing subsidiary may terminate a purchase contract at any time during the review period for any reason. Our purchasing subsidiary may become aware of facts or conditions pertaining to the hotels as a result of its review that will cause us to terminate an agreement to purchase a hotel.

          Certain closing conditions must be met before or at the closing, and are not currently satisfied. They include, but are not limited to, the following: the seller having performed and complied in all material respects with the covenants under the purchase contracts; all third party consents having been obtained; the existing management and franchise agreements shall have been either terminated or assigned to one of our subsidiaries by the seller and as applicable new management and franchise agreements shall have been executed by one of our subsidiaries. If any of the closing conditions under the purchase contracts are not satisfied by the seller, our purchasing subsidiary may terminate the purchase contracts and receive a refund of the deposits. Additionally, if our purchasing subsidiary terminates a contract the seller has the option to terminate any remaining contracts that have not been closed.

          Accordingly, as of the date of this report and until the closing of the purchase of the hotels, there can be no assurance that our purchasing subsidiary will acquire the hotels.

          All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Ten, Inc.

By:	/s/ Glade M. Knight

Glade M. Knight, Chief Executive Officer

April 15, 2011